Exhibit 23

Consent of Independent Auditors to Incorporation by Reference

The Board of Directors
GAINSCO, INC.:

We consent to the incorporation by reference in the registration statements (No. 33-48634 and No. 33-37070) on Form S-8 of GAINSCO, INC. of our report dated March 5, 2004, relating to the consolidated balance sheets of GAINSCO, INC. and subsidiaries as of December 31, 2003 and 2002, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and all related schedules, which reports appear in the December 31, 2003 annual report on Form 10-K of GAINSCO, INC.

Our report refers to a change in accounting for goodwill and other intangible assets in 2002 as a result of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in the method of accounting residual interests in securitizations in 2001 as a result of the adoption of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.

/s/ KPMG LLP

KPMG LLP
Dallas, Texas
March 26, 2004